June 24, 2010

Anthony D. James
c/o MedQuist Inc.
1000 Bishops Gate Blvd., Suite 300
Mount Laurel, NJ 08064

Dear Anthony:

On behalf of MedQuist Inc. (the “Company”), this Agreement describes the terms of the change in your employment status with the Company, to be the Company’s Co-Chief Operating Officer, reporting directly the Company’s CEO and commencing on June 24, 2010 (the “Change in Employment Status Commencement Date”). In Employee’s role as Co-Chief Operating Officer, among other things, he shall manage the Company’s global medical transcription and medical editing operations performed by the Company’s employees and authorized subcontractors. For purposes of this Agreement, you are referred to as the “Employee.” Other capitalized terms used in this Agreement have the meanings defined in Section 6, below.

1. Term and Location. The Company shall employ Employee hereunder for a three (3) year term commencing on the Change in Employment Status Commencement Date hereof (the “Term”), which Term will be automatically extended for additional one (1) year periods beginning on the third anniversary of the Change in Employment Status Commencement Date and upon each subsequent anniversary thereof unless either party provides the other party with at least ninety (90) days prior written notice of its intention not to renew this Agreement unless terminated earlier pursuant to Section 4 of this Agreement.

2. Consideration.

a. Compensation. As consideration for all services rendered by Employee to the Company and for the Covenants contained herein, Employee will be entitled to:

(1) base salary at an annual rate of $270,000, which base salary will be reviewed for increase from time to time during the Term at the discretion of the Company, but in no circumstance will be lowered;

(2) participate in MedQuist’s Management Incentive Plan for 2010. Your target incentive in this plan will be 50% of your base salary for 2010 and following years; provided, however that your incentive for 2010 shall be prorated based upon your date of hiring by the Company – April 22, 2010. Your target incentive in the MedQuist’s Management Incentive Plan will be reviewed for increase from time to time during the Term at the discretion of the Company, but in no circumstance will be lowered. The target incentive is the payment amount that the Employee shall be eligible to receive if the Company and Employee both attain the pre-established incentive plan target objectives. The actual incentive award may be higher or lower than the target incentive amount based upon achievement of the objectives by Employee and the Company. Management Incentive Plan target objectives shall be developed on or before February 28th of each year of the Management Incentive Plan;

(3) participate in the same employee benefit plans available generally to other full-time employees of the Company, subject to the terms of those plans (as the same may be modified, amended or terminated from time to time); (benefits information package enclosed); and

(4) if Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason (as defined in Section 6) , the severance pay and benefits described below in Section 4.

b. Long Term Incentives. The Board will provide a long term incentive to Employee designed to reward extraordinary performance and/or to encourage Employee’s future efforts on behalf of the Company. The grant of the long term incentive will be subject to the terms of the Company’s long term incentive plan, and will be evidenced by a separate award agreement by and between the Company and Employee.

3. Covenants.

a. Non-Solicitation. While employed by the Company and for the two (2) year period following the cessation of that employment for any reason (and without regard to whether such cessation was initiated by Employee or the Company), Employee will not do any of the following without the prior written consent of the Company:

(1) solicit, entice or induce, either directly or indirectly, any person, firm or corporation who or which is a client or customer of the Company or any of its subsidiaries to become a client or customer of any other person, firm or corporation;

(2) influence or attempt to influence, either directly or indirectly, any customer of the Company or its subsidiaries to terminate or modify any written or oral agreement or course of dealing with the Company or its subsidiaries (except in Employee’s capacity as an employee of the Company); or

(3) influence or attempt to influence, either directly or indirectly, any person to terminate or modify any employment, consulting, agency, distributorship, licensing or other similar relationship or arrangement with the Company or its subsidiaries (except in Employee’s capacity as an employee of the Company).

b. Non-Disclosure. Employee shall not use for Employee’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company, any “Confidential Information,” which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of, or developed by, Company or any other confidential information relating to or dealing with the Business operations of Company, made known to Employee or learned or acquired by Employee while in the employ of Company, but Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the general public. The foregoing provisions of this subsection shall apply during and after the period when the Employee is an employee of the Company and shall be in addition to (and not a limitation of) any legally applicable protections of Company interest in confidential information, trade secrets, and the like. At the termination of Employee’s employment with Company, Employee shall return to the Company all copies of Confidential Information in any medium, including computer tapes and other forms of data storage.

c. Non-Competition. While employed by the Company and for the one (1) year period following the cessation of that employment for any reason (and without regard to whether such cessation was initiated by Employee or the Company), Employee shall not directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any Business which is involved in business activities which are the same as or in direct competition with business activities carried on by the Company, or being definitively planned by the Company at the time of termination of Employee’s employment. Nothing contained in this subsection shall prevent Employee from holding for investment up to three percent (3%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

d. Intellectual Property & Company Creations.

(1) Ownership. All right, title and interest in and to any and all ideas, inventions, designs, technologies, formulas, methods, processes, development techniques, discoveries, computer programs or instructions (whether in source code, object code, or any other form), computer hardware, algorithms, plans, customer lists, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, techniques (whether reduced to written form or otherwise), patents, patent applications, formats, test results, marketing and business ideas, trademarks, trade secrets, service marks, trade dress, logos, trade names, fictitious names, brand names, corporate names, original works of authorship, copyrights, copyrightable works, mask works, computer software, all other similar intangible personal property, and all improvements, derivative works, know-how, data, rights and claims related to the foregoing that have been or are conceived, developed or created in whole or in part by the Employee (a) at any time and at any place that relates directly or indirectly to the business of the Company, as then operated, operated in the past or under consideration or development or (b) as a result of tasks assigned to Employee by the Company (collectively, “Company Creations”), shall be and become and remain the sole and exclusive property of the Company and shall be considered “works made for hire” as that term is defined pursuant to applicable statutes and law.

(2) Assignment. To the extent that any of the Company Creations may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Employee retains any interest in or to the Company Creations, Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Employee has or may have, either now or in the future, in and to the Company Creations, and any derivatives thereof, without the necessity of further consideration. Employee shall promptly and fully disclose all Company Creations to the Company and shall have no claim for additional compensation for Company Creations. The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks, and service marks with respect to such Company Creations.

(3) Disclosure & Cooperation. Employee shall keep and maintain adequate and current written records of all Company Creations and their development by Employee (solely or jointly with others), which records shall be available at all times to and remain the sole property of the Company. Employee shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Company Creations. Employee further agrees to execute and deliver to the Company or its designee(s) any and all formal transfers and assignments and other documents and to provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Company Creations. Employee hereby designates and appoints the Company or its designee as Employee’s agent and attorney-in-fact to execute on Employee’s behalf any assignments or other documents deemed necessary by the Company to perfect, maintain or otherwise protect the Company’s rights in any Company Creations.

e. Acknowledgments. Employee acknowledges that the Covenants are reasonable and necessary to protect the Company’s legitimate business interests, its relationships with its customers, its trade secrets and other confidential or proprietary information. Employee further acknowledges that the duration and scope of the Covenants are reasonable given the nature of this Agreement and the position Employee holds or will hold within the Company. Employee further acknowledges that the Covenants are included herein to induce the Company to enter into this Agreement and that the Company would not have entered into this Agreement or otherwise employed or continued to employ the Employee in the absence of the Covenants. Finally, Employee also acknowledges that any breach, willful or otherwise, of the Covenants will cause continuing and irreparable injury to the Company for which monetary damages, alone, will not be an adequate remedy.

f. Enforcement.

(1) If any court determines that the Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, that court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

(2) The parties acknowledge that significant damages will be caused by a breach of any of the Covenants, but that such damages will be difficult to quantify. Therefore, the parties agree that if Employee breaches any of the Covenants, liquidated damages will be paid by Employee in the following manner:

(i) any Company stock options, stock appreciation rights, restricted stock units or similar equity incentives or other long term incentives then held by Employee, whether or not then vested, will be immediately and automatically forfeited;

(ii) any shares of restricted stock issued by the Company, then held by Employee or his permitted transferee and then subject to forfeiture will be immediately and automatically forfeited;

(iii) any obligation of the Company to provide severance pay or benefits (whether pursuant to Section 4 or otherwise) will cease; and

(3) In addition to the remedies specified in Section 3(f)(2) and any other relief awarded by any court, if Employee breaches any of the Covenants:

(i) Employee will be required to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as a result of any such breach; and

(ii) the Company will be entitled to injunctive or other equitable relief to prevent further breaches of the Covenants by Employee.

(4) If Employee breaches Section 3, then the duration of the restriction therein contained will be extended for a period equal to the period that Employee was in breach of such restriction.

4. Termination. Employee’s employment by the Company may be terminated at any time. Upon termination, Employee will be entitled to the payment of accrued and unpaid salary through the date of such termination. All salary, commissions and benefits will cease at the time of such termination, subject to the terms of any benefit plans then in force or enforceable under applicable law and applicable to Employee, and the Company will have no further liability or obligation hereunder by reason of such termination; provided, however, that subject to Section 3(f)(2), if Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, Employee will be entitled to continued payment of his base salary (at the rate in effect upon termination) for a period of 12 months; and notwithstanding the foregoing, no amount will be paid or benefit provided under this Section 4 unless and until (x) Employee executes and delivers a general release of claims against the Company and its subsidiaries in a form prescribed by the Company, and (y) such release becomes irrevocable. Any severance pay or benefits provided under this Section 4 will be in lieu of, not in addition to, any other severance arrangement maintained by the Company. No severance benefits will be paid to Employee in the event that Employee resigns his employment without Good Reason.

5. Miscellaneous.

a. Other Agreements. Employee represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Employee’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Employee of his duties to the Company.

b. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the employment of Employee by the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

c. Waiver. Any waiver of any term or condition hereof will not operate as a waiver of any other term or condition of this Agreement. Any failure to enforce any provision hereof will not operate as a waiver of such provision or of any other provision of this Agreement.

d. Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the State of New Jersey without regard to the application of the principles of conflicts of laws.

e. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been herein contained.

f. Wage Claims. The parties intend that all obligations to pay compensation to Employee be obligations solely of the Company. Therefore, intending to be bound by this provision, Employee hereby waives any right to claim payment of amounts owed to him, now or in the future, from directors or officers of the Company in the event of the Company’s insolvency.

g. Successors and Assigns. This Agreement is binding on the Company’s successors and assigns.

h. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and will not affect its interpretation.

i. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original and all of which together will constitute but one and the same instrument.

j. Indemnification. Employee shall be indemnified for acts performed in good faith as an officer, director or employee of the Company in the manner provided in the Company’s charter and by-laws, and shall be covered by director and officer liability insurance coverage for such acts to the same extent that any such coverage is provided to the Company’s executive officers.

6. Definitions. Capitalized terms used herein will have the meanings below defined:

a. “Business” means electronic transcription services and other health information management solutions services businesses in which the Company or its subsidiaries are engaged anywhere within the United States.

b. “Cause” means the occurrence of any of the following: (1) Employee’s refusal, willful failure or inability to perform (other than due to illness or disability) his employment duties or to follow the lawful directives of his superiors; (2) misconduct or gross negligence by Employee in the course of employment; (3) conduct of Employee involving any type of disloyalty to the Company or its subsidiaries, including, without limitation: fraud, embezzlement, theft or dishonesty in the course of employment; (4) a conviction of or the entry of a plea of guilty or nolo contendere to a crime involving moral turpitude or that otherwise could reasonably be expected to have an adverse effect on the operations, condition or reputation of the Company, (5) a material breach by Employee of any agreement with or fiduciary duty owed to the Company; or (6) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription.

c. “Covenants” means the covenants set forth in Section 3 of this Agreement.

d. “Good Reason” shall mean (i) any substantial and sustained diminution of Employee’s duties, including but not limited to the removal of Employee’s assigned division of the Company’s operations or (ii) Employee not being assigned direct responsibility for the management and oversight of the international transcription and editing operations of the Company and its affiliates in the event that the Company, by acquisition, merger or otherwise, directly acquires ownership of its international transcription and editing operations; provided that any of the events described in clauses (i) and (ii) shall constitute Good Reason only if the Company fails to cure such event within 15 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 30th day following the later of its occurrence or Employee’s knowledge thereof, unless Employee has given the Company written notice thereof prior to such date.

To acknowledge your agreement to and acceptance of the terms and conditions of this Agreement, please sign below in the space provided within two (2) days of the date of this Agreement and return a signed copy to my attention. If the Agreement is not signed and returned within two (2) days, the terms and conditions of this Agreement will be deemed withdrawn.

Sincerely, MedQuist Inc. By: /s/ Peter Masanotti

Peter Masanotti President & CEO

Accepted and Agreed:

/s/ Anthony D. James
Anthony D. James

Date Accepted: June 24, 2010